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                         QUANTITATIVE RESEARCH AGREEMENT


THIS  AGREEMENT  is made  this 1st day of May,  1995,  by and  between  SECURITY
MANAGEMENT   COMPANY,  a  Kansas  Corporation  (the  "Adviser"),   and  Meridian
Investment Management Corporation, a Colorado corporation ("Meridian").

WITNESSETH:

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser;

WHEREAS, Meridian is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser;

WHEREAS, the Adviser is the investment adviser for the Security Equity Fund (the "Fund"), and provides investment advisory services to the Fund on the terms and conditions set forth in an investment advisory contract;

WHEREAS, the Fund is registered as a diversified, open-end investment company under the Investment Company Act of 1940, as amended, (the "1940 Act"), and the rules and regulations promulgated thereunder;

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Adviser desires to retain Meridian as the Adviser's agent to furnish certain research services for the benefit of the Asset Allocation Series of the Fund (the "Series"), on the terms and conditions hereinafter set forth.

NOW THEREFORE,  in consideration of the mutual  convenants  herein contained and
other  good  and  valuable  consideration,   the  receipt  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

1.   Appointment.

     The Adviser hereby appoints Meridian to provide certain quantitative research services to the Adviser on behalf of the Series for the period and on the terms set forth in this Agreement. Meridian accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Quantitative Research.

     (a) Meridian agrees to provide the Adviser with an asset allocation strategy whose objective is to maximize total return through a quantitative investment process, within the restrictions on investment category concentrations and any other investment restrictions set forth in the Series prospectus and statement of additional information. The strategy will indicate where, and in what percentage (in Meridian's opinion) assets should be allocated among the following investment categories in order to achieve this objective.

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     1.   Sectors   within   the   domestic   equity   market,   consisting   of
          sub-categories of the general domestic equity market where companies are grouped by the type of business in which they engage (e.g. pharmaceuticals, biotechnology, hotels, etc.) as identified by the S&P 500.

     2.   Domestic fixed income securities.

     3. International equity securities, to include the specific countries to which assets are to be allocated. The countries eligible for recommendation under this section are those countries followed by the Morgan Stanley Capital International World Index (the "MSCI").

     4.   International  fixed  income  securities,   to  include  the  specific
          countries to which assets are to be allocated.

     5.   Gold stocks.

     6. Real estate investments made through exchange traded real estate investment trusts.

     7.   Cash.

     In addition to providing allocations among the identified investment categories, Meridian shall also provide the Adviser with the underlying analytical research which supports the recommendations made with respect to each investment category. Other investment categories may be added by the mutual agreement of the parties.

     (b) An initial asset allocation strategy portfolio will be provided to the Adviser, and/or its designee, simultaneous with the execution of this Agreement. Thereafter, Meridian shall continuously review the strategy established for the Series and continuously update said strategy. Changes in the strategy will be provided to the Adviser, and/or its designee, at such times as Meridian's research indicates that changes are necessary in order to achieve the objective set forth above. However, regardless of whether there are changes in the strategy or not, Meridian will report at least weekly to the Adviser in order to discuss the performance of the strategy and any recommended changes thereto.

     Meridian will give the Adviser the benefit of its best judgment, efforts and facilities in rendering its services under this Agreement.

3.   Records.

     Meridian hereby agrees to maintain all records relating to its activities and obligations under this Agreement which are required to be maintained by Rule 31a-1 under the 1940 Act and/or Rule 204-2 under the Investment Advisers Act of 1940 (the "Advisers Act") and agrees to preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and/or Rule 204-2 under the Advisers Act, as applicable.

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4.   Expenses.

     The expenses connected with the services provided hereunder shall be borne by Meridian as follows:

     (a) Meridian shall pay any expenses associated with carrying out its obligation under paragraph 2 hereof and in preparing reports to the Adviser and the expenses of any reasonable travel in connection with its participation in Board meetings of the Fund or in delivering reports to the Adviser.

     (b) Meridian shall pay any expenses that it may incur in communicating with the Adviser in connection with its obligations under this Agreement, including the expenses of telephone calls, special mail services and telecopier charges.

5.   Compensation.

     For the services to be rendered and the facilities furnished hereunder, the Adviser shall pay Meridian an annual fee equal to .20% of the average daily closing value of the net assets of the Series, computed on a daily basis, payable quarterly for the preceding quarter on or before the 25th day after the end of each calendar quarter. If this Agreement shall be effective for only a portion of a year, then Meridian's compensation for said year shall be prorated for such portion. For purposes of this paragraph 5, the value of the net assets of the Series shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of the Series' shares as described in the Fund's prospectus and statement of additional information.

6.   Non-Exclusivity.

     The services of Meridian to the Adviser are not to be deemed to be exclusive, and Meridian shall be free to render research or other services to others (including other investment Advisers) and to engage in other activities, so long as its services under the Agreement are not impaired thereby.

7.   Non-Disclosure.

     The asset allocation strategy and all information and services relating thereto which are provided by Meridian to the Adviser shall be used only in connection with the management and distribution of the Series. The strategy and information and services shall not be sold or offered for sale by the Adviser to any other registered investment adviser, regulated investment company or broker/dealer. However, nothing herein shall be deemed to restrict the Adviser, or any of its affiliates, from discussing the asset allocation strategy, or specific recommendations made by Meridian, in connection with (i) the management and distribution of the Series, and (ii) the education of registered representatives of broker/dealers who sell interests in the Series, or as may otherwise be required by law.

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8.   Term.

     This Agreement shall become effective at the close of business on the date first shown above. It shall remain in force and effect, subject to paragraph 9 hereof for one year from the date hereof.

9.   Renewal.

     Following the expiration of its initial year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

     (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

     (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a director of the Fund), by votes cast in person at a meeting specifically called for such purpose.

10.  Termination.

     This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Series' outstanding voting securities (as defined in Section 2
     (a)(42) of the 1940 Act), or by the Adviser or by Meridian on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment" as that term is defined in
     Section 2 (a)(4) of the 1940 Act. This Agreement shall automatically terminate in the event that the investment advisory contract between the Adviser and the Fund is terminated, assigned or not renewed.

11.  Liability of Meridian.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of Meridian or its officers, directors or employees, or reckless disregard by Meridian of its duties under this Agreement, Meridian shall not be liable to the Adviser, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

12.  Indemnification.

     The Adviser and Meridian each agree to indemnify the other against any claim against, loss or liability to, such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.

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13.  Representations and Warranties of Meridian.

     Meridian represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; and (ii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

14.  Right to Use Name.

     During the term of this Agreement, the Adviser (or any of its subsidiaries or affiliates) shall be entitled to use the Meridian Investment Management Corporation name in all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund.

15.  Miscellaneous.

     A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Kansas. To the extent that the applicable laws of the State of Kansas conflict with the applicable provisions of the 1940 Act, and/or the Advisers Act, the latter two shall control.

     B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction.

     C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

16.  Notices.

     Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage-paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of Meridian for this purpose shall be 12835 East Arapahoe Road, Tower II, 7th Floor, Englewood, Colorado 80012 and the address of the Adviser for this purpose shall be 700 Harrison Street, Topeka, Kansas 66636-0001.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

ATTEST:

                                            SECURITY MANAGEMENT COMPANY
Amy J. Lee
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Title:  Secretary
                                            By         James R. Schmank
                                              ----------------------------------
                                              Senior Vice President


ATTEST:
                                            MERIDIAN INVESTMENT MANAGEMENT
                                            CORPORATION
Craig T. Callahan
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Title:  Secretary
                                            By        Michael J. Hart
                                              ----------------------------------
                                              President